Exhibit 99.1

HOLLY ENERGY PARTNERS, L.P. ANNOUNCES
CLOSING OF INITIAL PUBLIC OFFERING

Dallas, TX, July 13, 2004 – Holly Energy Partners, L.P. (NYSE: HEP) announced today that it has closed its initial public offering of 7,000,000 common units at a price of $22.25 per unit. The offering includes the 900,000 share over-allotment option that has been exercised by the underwriters. Total proceeds from the sale of the units was $155.75 million, before offering costs and underwriting commissions.

Concurrent with the closing of the initial public offering, Holly Energy Partners entered into a $100 million secured revolving credit facility with a group of banks led by Union Bank of California. This credit facility has a four year term and under certain conditions can be increased to $175 million at the Partnership’s option. The credit facility is available for working capital, acquisitions and other general corporate purposes and is secured by the Partnership’s fixed assets. At closing, $25 million was drawn under the facility.

The total proceeds of the initial public offering and the credit facility borrowing, less offering costs, underwriting commissions and $10 million to be retained by Holly Energy Partners for working capital, are being transferred to Holly Corporation and its affiliates.

Holly Energy Partners, a Delaware limited partnership recently formed by Holly Corporation (NYSE: HOC), through its subsidiaries will own and operate refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona and Utah. Holly Energy Partners also owns a 70% interest in Rio Grande Pipeline Company. Holly Corporation is retaining a 51% interest in the partnership, including its general partner interest. The initial public offering represents a 49% interest in the partnership.

The initial public offering is being managed by Goldman, Sachs & Co., Lehman Brothers, UBS Investment Bank, A.G. Edwards & Sons, and Raymond James.

This news release is not an offer to sell, nor the solicitation of any offer to buy any securities. Any offer will be made only by means of the prospectus. A copy of the final prospectus related to the offering may be obtained from Goldman, Sachs & Co.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in the Partnership’s Securities and Exchange Commission filings. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, the Partnership cannot give any assurances that these expectations will prove to be correct. The Partnership assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

CONTACT: Stephen J. McDonnell, Vice President and Chief Financial Officer, or
M. Neale Hickerson, Vice President-Treasury & Investor Relations,
214-871-3555